EXHIBIT 99.1

March 5, 2008

Mr. Andrew Tisch
Chairman of the Board
K12 Inc.
c/o Loews Corporation
667 Madison Avenue, 7th Floor
New York, NY 10021

Dear Andrew:

Pursuant to Article IV, Section 5 of the K12 Inc. Amended and Restated By-Laws, I am writing to inform you my decision to resign from the Board of Directors of K12 Inc., effective March 7, 2008. It has been a privilege for me to be associated with the Board and to participate in the work that K12 is doing to educate America’s children without regard to circumstance. Regretfully, other professional duties do not permit my continued service and my resignation is not due to any disagreements with the Board or the Company. I wish you and the entire team much success as K12 pursues its important mission.

Yours truly,

/s/ Liza Boyd

Liza Boyd

cc: Howard D. Polsky
General Counsel and Secretary